Exhibit 10.1

UNITED STATES DISTRICT COURT

NORTHERN DISTRICT OF TEXAS

DALLAS DIVISION

ALLEN V. SCHEINER, on Behalf of	§
Himself and All Others Similarly Situated,	§	Civil No. 3:01-CV-418-H
	§	(Consolidated)
Plaintiff,	§
§
v.	§
§
§
i2 TECHNOLOGIES, INC., SANJIV	§
S. SIDHU, GREGORY A. BRADY,	§
WILLIAM M. BEECHER and	§
ARTHUR ANDERSEN LLP,	§
§
§
Defendants.	§

STIPULATION AND AGREEMENT OF SETTLEMENT

WITH CERTAIN DEFENDANTS

This Stipulation and Agreement of Settlement with Certain Defendants (the “Stipulation”) is submitted pursuant to Rules 23 and 23.1 of the Federal Rules of Civil Procedure. Subject to the approval of the Court, this Stipulation is entered into among Certified Class Representatives Philip A. Anthony, Milson Lopes dos Reis, G.O. Morphew and Frederick W. Bradley (“Class Representatives”) and Lead Plaintiff Kansas Public Employees Retirement System (collectively “Lead Plaintiffs”) on behalf of themselves and the Settlement Class (as hereinafter defined) and as an assignee of all of i2’s right, title and interest in and to any and all claims asserted on behalf of the Company in the Derivative Actions (as hereinafter defined) and defendants i2 Technologies, Inc. (“i2” or the “Company”), Sanjiv S. Sidhu (“Sidhu”), Gregory A. Brady (“Brady”) and William M. Beecher (“Beecher”) (collectively “Settling Defendants”), by and through their respective counsel.

WHEREAS:

A. The above-captioned action was initially filed in this Court on or about March 2, 2001 and is hereinafter referred to as the “Action” and together with the claims asserted in the Derivative Actions (defined below) as the “Settling Actions”;

B. On August 3, 2001, Lead Plaintiffs filed their First Amended Complaint alleging that Defendants made materially false and misleading statements and omissions in i2’s public statements and other public documents to the investing public regarding i2’s software, thereby allegedly artificially inflating the price of i2’s common stock;

C. On October 1, 2001, the Defendants moved to dismiss the First Amended Complaint. Following oral argument, by Order dated April 11, 2002, the Court denied the Defendants’ motion to dismiss in its entirety;

D. On August 15, 2002, Lead Plaintiffs moved for certification of a class of all persons who purchased or otherwise acquired i2 common stock during the period of May 4, 2000 through and including February 27, 2001. On December 5, 2002, the parties filed with the Court a Stipulation and proposed Order for Class Certification whereby Defendants stipulated that they would not oppose class certification. On January 9, 2003, the Court issued an Order certifying the class;

E. On April 1, 2003 notice of the class certification was published in the National edition of The Wall Street Journal;

F. Over seventy-eight thousand copies of a Notice of Pendency of this Action as a class action were sent to potential members of the certified class. Only thirty-six purported members of the certified class sought exclusion from the class.

G. Lead Plaintiffs actively pursued document discovery for nearly two years. Plaintiffs’ Co-Lead Counsel obtained and reviewed over six hundred thousand pages of responsive information from i2. Lead Plaintiffs subpoenaed documents from over forty of i2’s customers; thirty-three analysts who followed i2; and Arthur Andersen, the Company’s accountants during the years in question. The subpoenas have resulted in the production of over two hundred thousand pages of additional responsive information;

H. On January 21, 2003, the Company announced that it was conducting a re-audit of its financial statements and that it would likely restate its financial statements. On May 22, 2003, Lead Plaintiffs filed a Second Amended Complaint;

I. On July 21, 2003, i2 issued its restated financials. On September 30, 2003, Lead Plaintiffs filed the Third Amended Complaint;

J. The currently operative complaint in this Action is the Third Amended Consolidated Complaint for Violation of the Federal Securities Laws (the “Complaint”). The Complaint alleges, among other things, that defendants, in a scheme to artificially inflate the value of i2’s securities, issued false and misleading press releases and other statements regarding the difficulties and delays associated with the implementation and integration of i2’s software products, and regarding i2’s financial condition during the period from March 22, 2000 through and including January 27, 2003;

K. The Complaint further alleges that Plaintiffs and other members of the Class purchased the common stock of i2 during this period at prices artificially inflated as a result of the defendants’ dissemination of false and misleading statements regarding i2 in violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, 15 U.S.C. § 78j(b) and 78t(a), and Rule 10b-5, 17 C.F.R. § 240.10b-5, promulgated thereunder;

L. The Settling Defendants deny any wrongdoing whatsoever and this Stipulation shall in no event be construed or deemed to be evidence of or an admission or concession on the part of any Settling Defendant with respect to any claim or of any fault, liability, wrongdoing or damage whatsoever, or any infirmity in the defenses that the Settling Defendants have asserted. The parties to this Stipulation recognize, however, that the Action has been filed by Plaintiffs and defended by the Settling Defendants in good faith and with adequate basis in fact under Federal Rule of Civil Procedure 11, that the Action is being voluntarily settled after advice of counsel, and that the terms of the settlement are fair, adequate and reasonable. This Stipulation shall not be construed or deemed to be a concession by any Plaintiff of any infirmity in the claims asserted in the Action;

M. Plaintiffs’ Co-Lead Counsel have conducted an investigation relating to the claims and the underlying events and transactions alleged in the Complaint. Plaintiffs’ Co-Lead Counsel have analyzed the evidence adduced during pretrial discovery and have researched the applicable law with respect to the claims of Lead Plaintiffs and the Settlement Class against the Settling Defendants and the potential defenses thereto;

N. Lead Plaintiffs, by their counsel, have conducted discussions and arm’s length negotiations with counsel for Settling Defendants and have participated in a mediation before the Honorable Nicholas H. Politan with respect to a compromise and settlement of the Action as against the Settling Defendants with a view to settling the issues in dispute and achieving the best relief possible consistent with the interests of the Settlement Class; and

O. Based upon their investigation and pretrial discovery as set forth above, Plaintiffs’ Co-Lead Counsel have concluded that the terms and conditions of this Stipulation are fair, reasonable and adequate to Lead Plaintiffs and the Settlement Class, and in their best interests, and Lead Plaintiffs have agreed to settle the claims raised in the Action, and any claims arising from substantially similar facts (the “Settled Claims” as defined below), pursuant to the terms and provisions of this Stipulation, after considering (a) the substantial benefits that members of the Settlement Class will receive from settlement of the Action, (b) the attendant risks of litigation, and (c) the desirability of permitting the Settlement to be consummated as provided by the terms of this Stipulation.

NOW THEREFORE, without any admission or concession on the part of Plaintiffs of any lack of merit of the Action whatsoever, and without any admission or concession of any fault, liability, wrongdoing or damage whatsoever, or lack of merit in the defenses whatsoever, by the Settling Defendants, it is hereby STIPULATED AND AGREED, by and among the parties to this Stipulation, through their respective attorneys, subject to approval of the Court pursuant to Rule 23(e) of the Federal Rules of Civil Procedure, in consideration of the benefits flowing to the parties hereto from the Settlement, that all Settled Claims (as hereinafter defined) as against the Released Parties (as hereinafter defined) and all Settled Defendants’ Claims (as hereinafter defined) shall be compromised, settled, released and dismissed with prejudice, upon and subject to the following terms and conditions:

CERTAIN DEFINITIONS

1. As used in this Stipulation, the following terms shall have the following meanings:

(a) “Authorized Claimant” means a Class Member who submits a timely and valid Proof of Claim form to the Claims Administrator.

(b) “Claims Administrator” means the firm of Gilardi & Co. LLC which shall administer the Settlement.

(c) “Class Period” means, for the purposes of this Stipulation only, the period of time from March 22, 2000 through and including July 21, 2003.

(d) “Derivative Actions” means the actions entitled Alan Spector v. Sanjiv S. Sidhu, et al., Civil No. 3:03-CV-0841-H (N.D. Tex.); Thomas C. Olson v. Sanjiv S. Sidhu, et al., Civil No. 3:03-CV-0869-H (N.D. Tex.) (Spector and Olsen were consolidated and are collectively referred to as the “Spector Action”); Peter Kaltman v. Sanjiv S. Sidhu, et al., Civil No 3:03-CV-1057-H (N.D. Tex.) (the “Kaltman Action”); and Stanley Zwick and Peter Gold v. i2 Technologies, Inc., C.A. No. 20516-NC (Del. Ch., New Castle Co.) (the “Zwick Action”).

(e) “Settlement Class” and “Settlement Class Members” means, for the purposes of this Stipulation only, all persons or entities who purchased or otherwise acquired the common stock of i2 between March 22, 2000 and July 21, 2003, inclusive, and who were damaged thereby. Excluded from the Settlement Class are the defendants in this action; members of the immediate families (parents, spouses, siblings and children) of each of the individual defendants; any person, firm, trust, corporation, officer, director or other individual or entity in which any defendant has a controlling interest or which is related to or affiliated with any of the defendants; and the legal representatives, heirs, successors in interest or assigns of any such excluded party. Also excluded from the Settlement Class are (i) any putative Settlement Class Members who previously excluded themselves from the class previously certified for the period of May 4, 2000 through and including February 27, 2001 herein by filing a request for exclusion in accordance with the requirements set forth in the Notice of Pendency previously mailed to putative members of the then certified class and (ii) any putative Settlement Class Members who exclude themselves by filing a request for exclusion in accordance with the requirements set forth in the Settlement Notice.

(f) “Settling Defendants” means i2, Sanjiv S. Sidhu, Gregory A. Brady and William M. Beecher.

(g) “Settling Defendants’ Counsel” means the law firms of Wilson Sonsini Goodrich & Rosati, P.C. and Brown McCarroll LLP for i2; the law firm of Fulbright & Jaworski L.L.P. for Sidhu; the law firms of Lynn, Tilloston & Pinker L.L.P. and Proskauer Rose L.L.P. for Beecher; and the law firm of Akin Gump Strauss Hauer & Feld LLP for Brady.

(h) “Effective Date of Settlement” or “Effective Date” means the date upon which the Settlement contemplated by this Stipulation shall become effective, as set forth in ¶ 24 below.

(i) “Insurance Carriers” means the insurance carriers that issued policies of directors and officers insurance to or on behalf of the Settling Defendants covering the claims asserted in this action.

(j) “Settlement Notice” means the Notice of Proposed Partial Settlement of Class Action, Motion for Attorneys’ Fees and Settlement Fairness Hearing, which is to be sent to members of the Settlement Class substantially in the form attached hereto as Exhibit 1 to Exhibit A.

(k) “Order and Final Judgment” means the proposed order to be entered approving the Settlement substantially in the form attached hereto as Exhibit B.

(l) “Order for Notice and Hearing” means the proposed order preliminarily approving the Settlement and directing notice thereof to the Class substantially in the form attached hereto as Exhibit A.

(m) “Plaintiffs’ Counsel” means Plaintiffs’ Co-Lead Counsel and all of the other attorneys representing Plaintiffs in this action.

(n) “Plaintiffs’ Co-Lead Counsel” means the law firms of Milberg Weiss Bershad & Schulman LLP (“Milberg Weiss”), Johnson & Perkinson and Girard Gibbs & De Bartolomeo LLP.

(o) “Publication Notice” means the summary notice of proposed Settlement and hearing for publication substantially in the form attached as Exhibit 3 to Exhibit A.

(p) “Released Parties” means any and all of the Settling Defendants, their past or present subsidiaries, parents, successors and predecessors, officers, directors, agents, employees and attorneys, and any person, firm, trust, corporation, officer, director or other individual or entity in which any Settling Defendant has a controlling interest or which is related to or affiliated with any of the Settling Defendants, and the legal representatives, heirs, successors in interest or assigns of any such party. “Released Parties” does not include defendant Arthur Andersen LLP or any of its partners, principals, officers, directors, or employees, its predecessors, successors, and assigns, and any divisions or constituents, or constituent entities.

(q) “Settled Claims” means any and all claims, debts, demands, rights or causes of action or liabilities whatsoever (including, but not limited to, any claims for damages, interest, attorneys’ fees, expert or consulting fees, and any other costs, expenses or liability whatsoever), whether based on federal, state, local, statutory or common law or any other law, rule or regulation, whether fixed or contingent, accrued or un-accrued, liquidated or un-liquidated, at law or in equity, matured or un-matured, whether class, individual or derivative in nature, including both known claims and Unknown Claims (as defined below), (i) that have been asserted in this Action by the Settlement Class Members or their attorneys or any of them against any of the Released Parties, or (ii) that could have been asserted in any forum by the Settlement

Class Members or their attorneys or any of them or their successors and assigns of any of them against any of the Released Parties which arise out of or are based upon or relate in any way to the allegations, transactions, facts, matters or occurrences, representations or omissions involved, set forth, or referred to in the Complaint and relate to the purchase or ownership of shares of the common stock of i2 during the Settlement Class Period.

(r) “Settled Defendants’ Claims” means any and all claims, rights or causes of action or liabilities whatsoever, whether based on federal, state, local, statutory or common law or any other law, rule or regulation, including both known claims and Unknown Claims, that have been or could have been asserted in the Action or any forum by the Settling Defendants or any of them or the successors and assigns of any of them against any of the Lead Plaintiffs, Class Members or their attorneys, which arise out of or relate in any way to the institution, prosecution, or settlement of the Action, except for claims to enforce the Settlement.

(s) “Settlement” means the settlement contemplated by this Stipulation.

(t) “Unknown Claims” means any and all Settled Claims which any Lead Plaintiff or Settlement Class Member does not know or suspect to exist in his, her or its favor at the time of the release of the Released Parties, and any Settled Defendants’ Claims which any Settling Defendant does not know or suspect to exist in his, her or its favor. With respect to any and all Settled Claims and Settled Defendants’ Claims, the parties stipulate and agree that upon the Effective Date, the Lead Plaintiffs and the Settling Defendants shall expressly, and each Settlement Class Member shall be deemed to have, and by operation of the Judgment shall have, expressly waived any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable, or equivalent to Cal. Civ. Code § 1542, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Lead Plaintiffs and Settling Defendants acknowledge, and Settlement Class Members by operation of law shall be deemed to have acknowledged, that the inclusion of “Unknown Claims” in the definition of Settled Claims and Settled Defendants’ Claims was separately bargained for and was a key element of the Settlement.

SCOPE AND EFFECT OF SETTLEMENT

2. (a) The obligations incurred pursuant to this Stipulation shall be in full and final disposition of the Settling Actions as against the Settling Defendants and any and all Settled Claims as against all Released Parties and any and all Settled Defendants’ Claims.

(b) For purposes of this Settlement the parties have stipulated to the certification of the Settlement Class as defined in Paragraph 1(c) above. During the litigation, the Court previously certified a class covering a shorter class period wholly encompassed within the stipulated Settlement Class Period. Pursuant to the prior certification, Notice of the Pendency of this action as a class action was sent to members of the certified class and members of the certified class were given the opportunity to exclude themselves from the certified class. The persons and entities who excluded themselves from the certified class are listed on Exhibit C annexed hereto and they are excluded from the Settlement Class. In connection with the motion to preliminarily approve the Settlement, the Parties hereto shall request the Court to allow only the members of the Settlement Class who did not previously have an opportunity to request exclusion to request exclusion in connection with this Settlement. The exhibits annexed hereto contemplate that the Court will grant such request. If however the Court does not grant the request, the documents shall be modified to accommodate the Court’s ruling and any such modification shall not be a material or substantial change to the exhibits such as would delay or prevent the Effective Date under paragraph 26 and shall not be the basis for any termination of this Settlement under paragraph 25.

3. (a) Upon the Effective Date of this Settlement, Lead Plaintiffs and members of the Settlement Class on behalf of themselves, their heirs, executors, administrators, successors and assigns, shall, with respect to each and every Settled Claim, release and forever discharge, and shall forever be enjoined from prosecuting, either directly or in any other capacity, any Settled Claims against any of the Released Parties.

(b) Upon the Effective Date of this Settlement, each of the Settling Defendants, on behalf of themselves and the Released Parties, shall release and forever discharge each and every of the Settled Defendants’ Claims, and shall forever be enjoined from prosecuting the Settled Defendants’ Claims.

THE SETTLEMENT CONSIDERATION

4. The Settling Defendants shall provide the following consideration:

(a) The Settling Defendants shall cause a total of Eighty-Four Million Eight Hundred Fifty Thousand Dollars ($84,850,000.00) (US$) (the “Cash Settlement Amount”) to be paid into escrow on behalf of the Settlement Class as follows:

(i) Within seven (7) days of the execution of this Stipulation, i2 shall pay Forty-One Million Eight Hundred Fifty Thousand Dollars ($41,850,000.00) (US$) into an escrow account designated by Plaintiffs’ Co-Lead Counsel (the “Escrow Account”).

(ii) Upon execution of this Stipulation, the Settling Defendants shall instruct the Insurance Carriers to pay Forty-Three Million Dollars ($43,000,000.00) (US$), into the Escrow Account as follows:

(1) Within fourteen (14) days from the execution of this Stipulation, Thirty-Three Million Dollars ($33,000,000.00) (U.S.$) shall be deposited in the Escrow Account; and;

(2) No later than June 7, 2004, Ten Million Dollars ($10,000,000.00) (U.S.$) shall be deposited in the Escrow Account;

(iii) Within twenty-one (21) days of the execution of this Stipulation, i2 shall pay into the Escrow Account the difference between Seventy-Four Million Eight Hundred Fifty Thousand Dollars ($74,850,000.00) (US$) and the sum of the amounts paid into the Escrow Account pursuant to ¶¶ 4(a)(i) and 4(a)(ii)(1) above and by June 14, 2004 i2 shall pay into the Escrow Account the difference between Eighty-Four Million Eight Hundred Fifty Thousand Dollars ($84,850,000.00) (US$) and the sum of the amounts paid into the Escrow Account pursuant to ¶¶ 4(a)(i), 4(a)(ii)(1) and 4(a)(ii)(2) above.

(b) i2 and the individual defendants shall assign and transfer to the Settlement Class all of their right, title and interest in and to any and all claims they may have against Arthur Andersen LLP with respect to the matters alleged in the Action.

(c) i2 shall assign and transfer to the Settlement Class all of its right, title and interest in and to any and all claims asserted on behalf of the Company in the Derivative Actions.

(d) The Company and its agents shall provide reasonable cooperation to Plaintiffs in connection with their prosecution of the assigned claims identified in paragraphs 4(b) and (c), including making available to Plaintiffs’ Co-Lead Counsel, at reasonable, mutually convenient times and places, employees of the Company for interviews and non-privileged documents in the Company’s custody, possession or control pertaining to such claims.

(e) Within sixty (60) days after the execution of this Stipulation, i2 shall adopt the corporate governance enhancements described in Exhibit D, attached hereto.

5. In consideration of the settlement of the claims against the individual defendants, including the assigned claims set forth in Paragraphs 4(b) and (c) above and the undertaking to institute corporate governance enhancements set forth in Paragraph 4(e) above, the Derivative Actions will be settled and Plaintiffs’ Co-Lead Counsel shall cause:

(a) counsel for the plaintiffs-appellants in the Spector Action and counsel for the defendants thereto to file a motion or stipulation to stay the appeal and/or place the appeal on a suspense calendar, which upon entry of the Final Order (defined below) will convert to a withdrawal of the appeal with prejudice; and

(b) counsel for the plaintiffs in the Zwick Action to file a notice of dismissal with prejudice conditioned upon this Stipulation becoming effective as defined in ¶ 25 below.

6. (a) The Cash Settlement Amount and any interest earned thereon shall be the Gross Settlement Fund. The Gross Settlement Fund, net of any Taxes (as defined below) on the income thereof, shall be used to pay (i) the Notice and Administration Costs referred to in ¶ 7 hereof, (ii) the attorneys’ fee and expense award referred to in ¶ 9 hereof, and (iii) the remaining administration expenses referred to in ¶ 8 hereof. The balance of the Gross Settlement Fund after the above payments shall be the Net Settlement Fund which shall be distributed to the Authorized Claimants as provided in ¶¶ 17-19 hereof. Any sums required to be held in escrow hereunder prior to the Effective Date shall be held by Milberg Weiss as Escrow Agent for the Settlement Fund. All funds held by the Escrow Agent shall be deemed to be in the custody of the Court and shall remain subject to the jurisdiction of the Court until such time as the funds shall be distributed or returned to the persons paying the same pursuant to this Stipulation and/or further order of the Court. The Escrow Agent shall invest any funds in excess of $100,000 in short term United States Agency or Treasury Securities (or a mutual fund invested solely in such instruments), and shall collect and reinvest all interest accrued thereon. Any funds held in escrow in an amount of less than $100,000 may be held in an interest bearing bank account insured by the FDIC. The parties hereto agree that the Settlement Fund is intended to be a Qualified Settlement Fund within the meaning of Treasury Regulation § 1.468B-1 and elect to have such Qualified Settlement Fund treatment apply as of the earliest possible date, and that the Escrow Agent, as administrator of the Settlement Fund within the meaning of Treasury Regulation § 1.468B-2(k)(3), shall be responsible for filing tax returns for the Settlement Fund and paying from the Settlement Fund any Taxes owed with respect to the Settlement Fund. Counsel for i2 agrees to provide promptly to the Escrow Agent the statement described in Treasury Regulation § 1.468B-3(e).

(b) All (i) taxes on the income of the Gross Settlement Fund and (ii) expenses and costs incurred in connection with the taxation of the Gross Settlement Fund (including, without limitation, expenses of tax attorneys and accountants) (collectively “Taxes”) shall be paid out of the Gross Settlement Fund, shall be considered to be a cost of administration of the Settlement and shall be timely paid by the Escrow Agent without prior Order of the Court.

ADMINISTRATION

7. The Claims Administrator, an independent contractor, shall administer the Settlement subject to the jurisdiction of the Court. Settling Defendants’ Counsel shall cooperate in the administration of the Settlement to the extent reasonably necessary to effectuate its terms, including providing without charge all information from i2’s transfer records concerning the identity of Settlement Class Members and their transactions.

8. The Escrow Agent may pay from the Cash Settlement Amount, without further approval from the Settling Defendants or the Court, the reasonable costs and expenses associated with identifying members of the Settlement Class and effecting mailed Notice and Publication Notice to the Settlement Class, and the administration of the Settlement, including without limitation, the actual costs of publication, printing and mailing the Settlement Notice, reimbursements to nominee owners for forwarding notice to their beneficial owners, and the administrative expenses incurred and fees charged by the Claims Administrator in connection with providing notice and processing the submitted claims.

ATTORNEYS’ FEES AND EXPENSES

9. Plaintiffs’ Co-Lead Counsel will apply to the Court for an award on behalf of all Plaintiffs’ Counsel (including Counsel in the Spector, Kaltman and Zwick Actions) from the Gross Settlement Fund of attorneys’ fees not to exceed one-third (33 1/3%) of the Gross Settlement Fund and reimbursement of expenses, plus interest on such amounts. Such attorneys’ fees, expenses, and interest as are awarded by the Court shall be paid from the Gross Settlement Fund to Plaintiffs’ Co-Lead Counsel immediately upon award, notwithstanding the existence of any timely filed objections thereto, or potential for appeal therefrom, or collateral attack on the settlement or any part thereof, subject to Plaintiffs’ Co-Lead Counsel’s obligation to make appropriate refunds or repayments to the Settlement Fund plus accrued interest at the same net rate as is earned by the Gross Settlement Fund, if and when, as a result of any appeal and/or further proceedings on remand, or successful collateral attack, the fee or cost award is reduced or reversed.

DISTRIBUTION TO AUTHORIZED CLAIMANTS

10. Any member of the Settlement Class who does not submit a valid Proof of Claim will not be entitled to receive any of the proceeds from the Net Settlement Fund but will otherwise be bound by all of the terms of this Stipulation and the Settlement, including the terms of the Judgment to be entered in the Action and the releases provided for herein, and will be barred from bringing any action against the Released Parties concerning the Settled Claims.

11. The Claims Administrator shall process the Proofs of Claim and, after entry of the Class Distribution Order, distribute the Net Settlement Fund to the Authorized Claimants. Except for their obligation to pay and cause the payment of the Cash Settlement Amount, and to cooperate in the production of information with respect to the identification of Class Members from i2’s shareholder transfer records, as provided herein, Plaintiffs’ Co-Lead Counsel shall have the right, but not the obligation, to direct the Claims Administrator to waive what they deem to be formal or technical defects in any Proofs of Claim submitted in the interests of achieving substantial justice.

12. For purposes of determining the extent, if any, to which a Class Member shall be entitled to be treated as an “Authorized Claimant”, the following conditions shall apply:

(a) Each Settlement Class Member shall be required to submit a Proof of Claim (see attached Exhibit 2 to Exhibit A), supported by such documents as are designated therein, including proof of the transactions claimed and the losses incurred thereon, or such other documents or proof as the Claims Administrator, in its discretion, may deem acceptable;

(b) All Proofs of Claim must be submitted by the date specified in the Settlement Notice unless such period is extended by Order of the Court. Any Settlement Class Member who fails to submit a Proof of Claim by such date shall be forever barred from receiving any payment pursuant to this Stipulation (unless, by Order of the Court, a later submitted Proof of Claim by such Settlement Class Member is approved), but shall in all other respects be bound by all of the terms of this Stipulation and the Settlement including the terms of the Judgment to be entered in the Action and the releases provided for herein, and will be barred from bringing any action against the Released Parties asserting the Settled Claims. Provided that it is received before the motion for the Class Distribution Order is filed, a Proof of Claim shall be deemed to have been submitted when posted, if received with a postmark indicated on the envelope and if mailed by first-class mail and addressed in accordance with the instructions thereon. In all other cases, the Proof of Claim shall be deemed to have been submitted when actually received by the Claims Administrator;

(c) Each Proof of Claim shall be submitted to and reviewed by the Claims Administrator, who shall determine in accordance with this Stipulation the extent, if any, to which each claim shall be allowed, subject to review by the Court pursuant to subparagraph (e) below;

(d) Proofs of Claim that do not meet the submission requirements may be rejected. Prior to rejection of a Proof of Claim, the Claims Administrator shall communicate with the Claimant in order to remedy the curable deficiencies in the Proof of Claims submitted. The Claims Administrator shall notify, in a timely fashion and in writing, all Claimants whose Proofs of Claim they propose to reject in whole or in part, setting forth the reasons therefor, and shall indicate in such notice that the Claimant whose claim is to be rejected has the right to a review by the Court if the Claimant so desires and complies with the requirements of subparagraph (e) below;

(e) If any Claimant whose claim has been rejected in whole or in part desires to contest such rejection, the Claimant must, within twenty (20) days after the date of mailing of the notice required in subparagraph (d) above, serve upon the Claims Administrator a notice and statement of reasons indicating the Claimant’s grounds for contesting the rejection along with any supporting documentation, and requesting a review thereof by the Court. If a dispute concerning a claim cannot be otherwise resolved, Plaintiffs’ Co-Lead Counsel shall thereafter present the request for review to the Court; and

(f) The administrative determinations of the Claims Administrator accepting and rejecting claims shall be presented to the Court, on notice to Settling Defendants’ Counsel, for approval by the Court in the Class Distribution Order.

13. Each Claimant shall be deemed to have submitted to the jurisdiction of the Court with respect to the Claimant’s claim, and the claim will be subject to investigation and discovery under the Federal Rules of Civil Procedure, provided that such investigation and discovery shall be limited to that Claimant’s status as a Settlement Class Member and the validity and amount of the Claimant’s claim. No discovery shall be allowed on the merits of the Action or Settlement in connection with processing of the Proofs of Claim.

14. Payment pursuant to this Stipulation shall be deemed final and conclusive against all Settlement Class Members. All Settlement Class Members whose claims are not approved by the Court shall be barred from participating in distributions from the Net Settlement Fund, but otherwise shall be bound by all of the terms of this Stipulation and the Settlement, including the terms of the Judgment to be entered in the Action and the releases provided for herein, and will be barred from bringing any action against the Released Parties concerning the Settled Claims.

15. All proceedings with respect to the administration, processing and determination of claims described by ¶ 13 of this Stipulation and the determination of all controversies relating thereto, including disputed questions of law and fact with respect to the validity of claims, shall be subject to the jurisdiction of the Court.

16. The Net Settlement Fund shall be distributed to Authorized Claimants by the Claims Administrator only after the Effective Date and after: (i) all Claims have been processed, and all Claimants whose Claims have been rejected or disallowed, in whole or in part, have been notified and provided the opportunity to be heard concerning such rejection or disallowance; (ii) all objections with respect to all rejected or disallowed claims have been resolved by the Court, and all appeals therefrom have been resolved or the time therefor has expired; (iii) all matters with respect to attorneys’ fees, costs, and disbursements have been resolved by the Court, all appeals therefrom have been resolved or the time therefor has expired; and (iv) all costs of administration have been paid.

17. Plaintiffs’ Co-Lead Counsel will apply to the Court, on notice to Settling Defendants’ Counsel, for an order (the “Class Distribution Order”) approving the Claims Administrator’s administrative determinations concerning the acceptance and rejection of the claims submitted herein and approving any fees and expenses not previously applied for, including the fees and expenses of the Claims Administrator, and, if the Effective Date has occurred, directing payment of the Net Settlement Fund to Authorized Claimants.

18. The Claims Administrator shall determine each Authorized Claimant’s pro rata share of the Net Settlement Fund based upon each Authorized Claimant’s Recognized Claim as defined in the Plan of Allocation described in the Settlement Notice annexed hereto as Exhibit 1 to Exhibit A, or in such other Plan of Allocation as the Court approves.

19. The Plan of Allocation proposed in the Settlement Notice is not a necessary term of this Stipulation and it is not a condition of this Stipulation that any particular Plan of Allocation be approved. Each Authorized Claimant shall be allocated a pro rata share of the Net Settlement Fund based on his or her Recognized Claim compared to the total Recognized Claims of all accepted claimants. This is not a claims-made settlement. As of the Effective Date of the Settlement, neither the Settling Defendants nor the Insurance Carriers shall be entitled to a return, recovery, or reversion of any amounts they contribute to the Cash Settlement Amount, the Gross Settlement Fund, or the Net Settlement Fund. Neither the Settling Defendants nor the Insurance Carriers shall have any involvement in reviewing or challenging claims.

20. No person shall have any claim against any Plaintiffs, class members, the claims administrator, the Settling Defendants or their respective counsel based on investments or distributions made substantially in accordance with this Stipulation and the Settlement contained herein, the Plan of Allocation or further orders of the Court.

21. It is understood and agreed by the parties hereto that the proposed Plan of Allocation is not part of the Stipulation and is to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness, and adequacy of the Settlement set forth in the Stipulation, and any order or proceeding relating to the Plan of Allocation shall not operate to terminate or cancel the Stipulation or affect the finality of the Court’s Judgment approving the Stipulation and the Settlement set forth herein, or any other orders entered pursuant to the Stipulation.

22. The Settling Defendants and their counsel shall have no responsibility for, interest in, or liability whatsoever with respect to:

(a) any act, omission or determination of the Escrow Agent, Settlement Administrator, Plaintiffs’ Co-Lead Counsel, or any designees or agents of Plaintiffs’ Co-Lead Counsel, Escrow Agent or Settlement Administrator;

(b) any act, omission or determination of Plaintiff’s Co-Lead Counsel or their designees or agents in connection with the administration of the Settlement;

(c) the management, investment, or distribution of the Settlement Fund;

(d) the determination, administration, calculation, or payment of any claims asserted against the Settlement Fund; or

(e) the Plan of Allocation.

TERMS OF ORDER FOR NOTICE AND HEARING

23. Promptly after this Stipulation has been fully executed, Plaintiffs’ Counsel and Settling Defendants’ Counsel jointly shall move the Court for entry of an Preliminary Order in Connection with Settlement Proceedings, substantially in the form annexed hereto as Exhibit A.

TERMS OF ORDER AND FINAL JUDGMENT

24. If the Settlement contemplated by this Stipulation is approved by the Court, counsel for the parties shall request that the Court enter an Order and Final Judgment substantially in the form annexed hereto as Exhibit B.

SUPPLEMENTAL AGREEMENT

25. Simultaneously herewith, Plaintiffs’ Co-Lead Counsel and Settling Defendants’ Counsel are executing a “Supplemental Agreement” setting forth certain conditions under which this Stipulation may be terminated by any Settling Defendant if potential Settlement Class Members with claims and/or losses above a certain threshold amount exclude themselves from the Settlement Class. The Supplemental Agreement shall not be filed prior to the Settlement Fairness Hearing unless a dispute arises as to its terms. In the event of a withdrawal from this Stipulation pursuant to the Supplemental Agreement, this Stipulation shall become null and void and of no further force and effect and the provisions of ¶ 28 shall apply. Notwithstanding the foregoing, the Stipulation shall not become null and void as a result of the election by a Settling Defendant to exercise its or his option to withdraw from the Stipulation pursuant to the Supplemental Agreement until the conditions set forth in the Supplemental Agreement have been satisfied.

EFFECTIVE DATE OF SETTLEMENT, WAIVER OR TERMINATION

26. The Effective Date of Settlement shall be the date when all the following shall have occurred:

(a) entry of the Order for Notice and Hearing in all material respects in the form annexed hereto as Exhibit A;

(b) approval by the Court of the Settlement, following notice to the Settlement Class and a hearing, as prescribed by Rule 23 of the Federal Rules of Civil Procedure;

(c) entry by the Court of an Order and Final Judgment, substantially in the form attached hereto as Exhibit B, and the expiration of any time for appeal or review of such Order and Final Judgment, or, if any appeal is filed and not dismissed, after such Order and Final Judgment is upheld on appeal in all material respects and is no longer subject to review upon appeal or review by writ of certiorari, or, in the event that the Court enters an order and final judgment in form other than that provided above (“Alternative Judgment”) and none of the parties hereto elect to terminate this Settlement, the date that such Alternative Judgment becomes final and no longer subject to appeal or review; and

(d) the withdrawal of the appeal in Spector and the dismissal of the Zwick action with prejudice become effective as described in paragraph 5, above.

27. Settling Defendants or Plaintiffs’ Co-Lead Counsel shall have the right to terminate the Settlement and this Stipulation by providing written notice of their election to do so (“Termination Notice”) to all other parties hereto within thirty (30) days of: (a) the Court’s declining to enter the Order for Notice and Hearing in any material respect; (b) the Court’s refusal to approve this Stipulation or any material part of it; (c) the Court’s declining to enter the Order and Final Judgment in any material respect; (d) the date upon which the Order and Final Judgment is modified or reversed in any material respect by the Court of Appeals or the Supreme Court; or (e) the date upon which an Alternative Judgment is modified or reversed in any material respect by the Court of Appeals or the Supreme Court.

28. Except as otherwise provided herein, in the event the Settlement is terminated or fails to become effective for any reason, then the parties to this Stipulation, and the parties to the Derivative Actions, shall be deemed to have reverted to their respective status in the Actions as of the date and time immediately prior to the execution of this Stipulation and, except as otherwise expressly provided, the parties shall proceed in all respects as if this Stipulation and any related orders had not been entered, and any portion of the Cash Settlement Amount previously paid by Settling Defendants and/or the Insurance Carriers, together with any interest earned thereon, less any Taxes due with respect to such income, and less costs of administration and notice actually incurred and paid or payable from the Cash Settlement Amount shall be returned to the persons or Insurance Carriers paying the same. In such event, neither Plaintiffs, nor Plaintiffs’ Counsel, nor any Settlement Class Member shall be liable for repaying any such Taxes due or any such costs of administration and notice actually incurred and paid or payable from the Cash Settlement Amount.

NO ADMISSION OF WRONGDOING

29. This Stipulation, whether or not consummated, and any proceedings taken pursuant to it:

(a) shall not be offered or received against the Settling Defendants as evidence of or construed as or deemed to be evidence of any presumption, concession, or admission by any of the Settling Defendants with respect to the truth of any fact alleged by any of the plaintiffs or the validity of any claim that has been or could have been asserted in the Action or in any litigation, or the deficiency of any defense that has been or could have been asserted in the Action or in any litigation, or of any liability, negligence, fault, or wrongdoing of the Settling Defendants;

(b) shall not be offered or received against the Settling Defendants as evidence of a presumption, concession or admission of any fault, misrepresentation or omission with respect to any statement or written document approved or made by any Settling Defendant;

(c) shall not be offered or received against the Settling Defendants as evidence of a presumption, concession or admission with respect to any liability, negligence, fault or wrongdoing, or in any way referred to for any other reason as against any of the Settling Defendants, in any other civil, criminal or administrative action or proceeding, other than such proceedings as may be necessary to effectuate the provisions of this Stipulation; provided, however, that if this Stipulation is approved by the Court, Settling Defendants may refer to it to effectuate the liability protection granted them hereunder;

(d) shall not be construed as an admission or concession that the consideration to be given hereunder represents the amount which could be or would have been recovered after trial; and

(e) shall not be construed as or received in evidence as an admission, concession or presumption against Lead Plaintiffs or any of the Settlement Class Members that any of their claims are without merit, or that any defenses asserted by the Settling Defendants have any merit, or that damages recoverable under the Complaint would not have exceeded the Gross Settlement Fund.

MISCELLANEOUS PROVISIONS

30. All of the exhibits attached hereto are hereby incorporated by reference as though fully set forth herein.

31. i2 warrants that it has not filed or instituted proceedings for any type of bankruptcy (whether voluntary or involuntary), made an assignment for the benefit of creditors or commenced or become subject to any similar action or proceeding, and that its participation in this Settlement will not render it insolvent within the meaning of and/or for the purposes of the United States Bankruptcy Code, including §§ 101 and 547 thereof.

32. If a case is commenced in respect of i2 or any Insurance Carrier under Title 11 of the United States Code (Bankruptcy), or a trustee, receiver or conservator is appointed under any similar law, and in the event of the entry of a final order of a court of competent jurisdiction determining the transfer of money to the Gross Settlement Fund or any portion thereof to be a preference, voidable transfer, fraudulent transfer or similar transaction and any portion thereof is required to be returned, and such amount is not promptly deposited to the Gross Settlement Fund by others, then, at the election of Plaintiffs’ Co-Lead Counsel, the parties shall jointly move the

Court to vacate and set aside the releases given and Judgment entered in favor of the Settling Defendants pursuant to this Stipulation, which releases and Judgment shall be null and void, and the parties shall be restored to their respective positions in the litigation as of the date a day prior to the date of this Stipulation and any cash amounts in the Gross Settlement Fund shall be returned as provided in ¶ 28 above.

33. The parties to this Stipulation intend the Settlement to be a final and complete resolution of all disputes asserted or which could be asserted by the Plaintiffs, the Settlement Class or their attorneys against the Released Parties with respect to the Settled Claims. Accordingly, Plaintiffs, the Settlement Class and the Settling Defendants agree not to assert in any forum that the litigation was brought by Plaintiffs or defended by the Settling Defendants in bad faith or without a reasonable basis. The parties hereto shall assert no claims of any violation of Rule 11 of the Federal Rules of Civil Procedure relating to the prosecution, defense, or settlement of the Action. The parties agree that the amount paid and the other terms of the Settlement were negotiated at arm’s length in good faith by the parties, and reflect a settlement that was reached voluntarily after consultation with experienced legal counsel.

34. This Stipulation may not be modified or amended, nor may any of its provisions be waived except by a writing signed by all parties hereto or their successors-in-interest.

35. The headings herein are used for the purpose of convenience only and are not meant to have legal effect.

36. The administration and consummation of the Settlement as embodied in this Stipulation shall be under the authority of the Court and the Court shall retain jurisdiction for the purpose of entering orders providing for awards of attorneys’ fees and expenses to Plaintiffs’ Counsel and enforcing the terms of this Stipulation.

37. The waiver by one party of any breach of this Stipulation by any other party shall not be deemed a waiver of any other prior or subsequent breach of this Stipulation.

38. This Stipulation, its exhibits and the Supplemental Agreement constitute the entire agreement among the parties hereto concerning the Settlement of the Action, and no representations, warranties, or inducements have been made by any party hereto concerning this Stipulation and its exhibits other than those contained and memorialized in such documents.

39. This Stipulation may be executed in one or more counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument provided that counsel for the parties to this Stipulation shall exchange among themselves original signed counterparts.

40. This Stipulation shall be binding upon, and inure to the benefit of, the successors and assigns of the parties hereto.

41. The construction, interpretation, operation, effect and validity of this Stipulation, and all documents necessary to effectuate it, shall be governed by the internal laws of the State of Texas without regard to conflicts of laws, except to the extent that federal law requires that federal law governs.

42. This Stipulation shall not be construed more strictly against one party than another merely by virtue of the fact that it, or any part of it, may have been prepared by counsel for one of the parties, it being recognized that it is the result of arm’s-length negotiations between the parties and all parties have contributed substantially and materially to the preparation of this Stipulation.

43. All counsel and any other person executing this Stipulation and any of the exhibits hereto, or any related settlement documents, warrant and represent that they have the full authority to do so and that they have the authority to take appropriate action required or permitted to be taken pursuant to the Stipulation to effectuate its terms.

44. Plaintiffs’ Co-Lead Counsel and Settling Defendants’ Counsel agree to cooperate fully with one another in seeking Court approval of the Order for Notice and Hearing, the Stipulation and the Settlement, and to promptly agree upon and execute all such other documentation as may be reasonably required to obtain final approval by the District Court of the Settlement.

DATED: May 7, 2004

MILBERG WEISS BERSHAD & SCHULMAN LLP

By:	/s/ David J. Bershad
David J. Bershad Salvatore J. Graziano Lawrence D. McCabe One Pennsylvania Plaza New York, NY 10119 Tel: 212-594-5300

JOHNSON & PERKINSON

By:	/s/ Dennis J. Johnson
Dennis J. Johnson Peter J. McDougall 1690 Williston Road South Burlington, VT 05403 Tel: 802-862-0030

GIRARD GIBBS & DE BARTOLOMEO LLP

By:	/s/ Daniel C. Girard by AMS
Daniel C. Girard Aaron M. Sheanin 601 California Street, Suite 1400 San Francisco, CA 94108 Tel. (415) 981-4800

Co-Lead Counsel for Plaintiffs

BROWN McCARROLL LLP

BY:	/s/ Robert W. Coleman
Robert W. Coleman 2001 Ross Avenue, Suite 2000 Dallas, Texas 75201 Tel: 214-999-6100 Fax: 214-999-6170

-and-

WILSON SONSINI GOODRICH & ROSATI, P.C.

BY:	/s/ John P. Stigi, III
Bruce G. Vanyo Keith Eggleton John P. Stigi III 650 Page Mill Road Palo Alto, California 94304-1050 Tel: 650-493-9300 Fax: 650-493-6811

Counsel for Defendant i2 Technologies, Inc.

FULBRIGHT & JAWORSKI L.L.P.

BY:	/s/ Michael A. Swartzendruber
Michael A. Swartzendruber 2200 Ross Avenue, Suite 2800 Dallas, Texas 75201

-and-

FULBRIGHT & JAWORSKI L.L.P.
Michael D. Trager Richard L. Jacobson Michael H. Dardzinski 801 Pennsylvania Avenue, NW Washington, DC 20004-2623

Counsel for Defendant Sanjiv S. Sidhu

LYNN, TILLOTSON & PINKR, LLP

BY:	/s/ Michael P. Lynn
Michael P. Lynn 750 North St. Paul Street, Suite 1400 Dallas, Texas 75201

-and-

PROSKAUER ROSE LLP
Lionel E. Pashkoff 1233 20th Street Washington, DC 20036-2396

Counsel for Defendant William M. Beecher

AKIN GUMP STRAUSS HAUER & FELD LLP

BY:	/s/ Edward S. Koppman
Edward S. Koppman 1700 Pacific Avenue, Suite 4100 Dallas, Texas 75201-4675 Tel: 214-969-2800 Fax: 214-969-4343

Counsel for Defendant Gregory A. Brady

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